EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Ad.Venture Partners, Inc. that is made a part of the Registration Statement (Form S-4) and related Prospectus of Ad.Venture Partners, Inc. for the registration of 16,971,951 shares of its common stock, and to the inclusion of our report dated June 24, 2006, except for Notes B and C, for which the date is January 12, 2007, on our audit of the financial statements of Ad.Venture Partners, Inc. as of March 31, 2006 and for the period from April 7, 2005 (date of inception) through March 31, 2006.

/s/ Eisner LLP

New York, New York
April 23, 2007